Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 24, 2025, relating to the financial statements of Proem Acquisition Corp I as of August 15, 2025 and for the period from July 22, 2025 (inception) through August 15, 2025 (which includes an explanatory paragraph relating to Proem Acquisition Corp.’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 17, 2025